Exhibit 99.1

Contacts:
Kelly Pisarev Lord	Stephanie Diaz (Investors)	Tim Brons (Media)
Avid Bioservices, Inc.	Vida Strategic Partners	Vida Strategic Partners
(800) 987-8256	415-675-7401	415-675-7402
	sdiaz@vidasp.com	tbrons@vidasp.com

Laura E. Benjamin
Oncologie, Inc.
info@oncologie.international

AVID BIOSERVICES and Oncologie Enter into asset assignment and purchase agreement for Avid’s PS-Targeting Program including bavituximab

TUSTIN, CA and BOSTON, MA, February 12, 2018 -- Avid Bioservices, Inc. (NASDAQ:CDMO) (NASDAQ:CDMOP) (“Avid”) and Oncologie, Inc. today announced that the companies have entered into an Asset Assignment and Purchase Agreement for Avid’s phosphatidylserine (PS)-targeting program including bavituximab. Bavituximab is an investigational immune-modulatory monoclonal antibody that targets PS, a phospholipid that inhibits the ability of immune cells to recognize and fight tumors. In addition to bavituximab, the deal includes Avid’s other PS-targeting antibodies, including betabodies, as well as certain other assets and licenses useful and/or necessary for the potential commercialization of bavituximab.

Under terms of the agreement, Avid will receive an aggregate of $8 million in upfront payments from Oncologie paid over a period of six months from the execution date of the agreement and will be eligible to receive up to $95 million in development, regulatory and commercialization milestones. Oncologie will be responsible for all future research, development and commercialization of bavituximab, and related intellectual property costs, with Avid receiving royalties on net sales that are upward tiering into the mid-teens. As part of the deal, Oncologie will also enter into an agreement with Avid for future contract development and manufacturing activities in support of bavituximab. Roth Capital Partners acted as financial advisor to Avid in this transaction, rendering a Fairness Opinion to its board of directors.

“Partnering our PS-targeting program including bavituximab with a biopharmaceutical company focused on therapeutics in oncology has long been a key corporate objective and we have engaged in discussions with a broad range of potential collaborators throughout the course of the development program.  Oncologie is a company with a deep understanding of cancer biomarkers that might be particularly relevant to bavituximab and we believe they have the resources and expertise to maximize the potential of the program,” said Roger J. Lias, Ph.D., president and chief executive officer of Avid. “Importantly, this deal marks the completion of our transition to a dedicated CDMO, while providing additional capital, both upfront and potentially downstream, to support our CDMO business.”

“We are pleased to add bavituximab as our new lead development program through this agreement with Avid,” said Laura E. Benjamin, Ph.D., chief executive officer of Oncologie. “We believe that PS targeting possesses significant promise in the treatment of cancer and look forward to highlighting the therapeutic potential of the approach through innovative clinical trials. To this end, we intend to continue ongoing collaborations with the current investigators who are overseeing investigator-initiated trials, as well as NCCN-sponsored studies, designed to evaluate the immune modulating potential of bavituximab.”

Bavituximab is believed to reverse PS-mediated immunosuppression by blocking the engagement of PS with its receptors, as well as by sending an alternate immune activating signal.   PS-targeting antibodies have been shown to shift the functions of immune cells in tumors, resulting in multiple signs of immune activation and anti-tumor immune responses.  This mechanism may play an important role in allowing other cancer therapies to more effectively attack tumors by reversing the immunosuppression that limits the impact of those treatments. Importantly, bavituximab has also demonstrated a favorable safety and tolerability profile across several clinical trials conducted to date, which may offer the compound a key advantage as the evolving cancer treatment landscape continues to shift to a combination therapy approach. The ability to be added to a range of other cancer therapies without causing added safety concerns may position bavituximab favorably as a component of combination treatments.

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About Oncologie, Inc.

Oncologie is an oncology therapeutics company committed to delivering improved outcomes for cancer patients by leveraging innovative compounds and biomarker-driven clinical development. The current pipeline is focused on mid-stage clinical programs that modify the tumor microenvironment. Headquartered in Boston, Massachusetts with operations also in Shanghai, China, Oncologie is working with global partners to acquire and develop innovative drugs for cancer patients around the world. www.oncologie.international

About Avid Bioservices, Inc.

Avid Bioservices is a dedicated contract development and manufacturing organization (CDMO) focused on development and cGMP manufacturing of biopharmaceutical products derived from mammalian cell culture. The company provides a comprehensive range of process development, high quality cGMP clinical and commercial manufacturing services for the biotechnology and biopharmaceutical industries.  With nearly 25 years of experience producing monoclonal antibodies and recombinant proteins in batch, fed-batch and perfusion modes, Avid's services include cGMP clinical and commercial product manufacturing, purification, bulk packaging, stability testing and regulatory strategy, submission and support.  The company also provides a variety of process development activities, including cell line development and optimization, cell culture and feed optimization, analytical methods development and product characterization.  www.avidbio.com

Safe Harbor Statement: Statements in this press release which are not purely historical, including statements regarding Avid Bioservices’s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk the company may not receive any of the up to $95 million in development, regulatory and commercial milestones under the agreement with Oncologie, nor any future royalty payments. Our business could be affected by a number of other factors, including the risk factors listed from time to time in our reports filed with the Securities and Exchange Commission including, but not limited to, our annual report on Form 10-K for the fiscal year ended April 30, 2017 as well as any updates to these risk factors filed from time to time in the company's other filings with the Securities and Exchange Commission. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Avid Bioservices, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

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